SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of

 the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 20, 2007

EVERGREEN SOLAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

138 Bartlett Street

 Marlboro, Massachusetts 01752

(Address of principal executive offices)

(508) 357-2221

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES

Item 1.01  Entry into a Material Definitive Agreement

Lease Agreement

On November 20, 2007, Evergreen Solar, Inc. (the "Registrant") entered into a lease agreement (the "Lease Agreement") with the Massachusetts Development Finance Agency (the "Landlord") to lease approximately 23 acres of land located at Lot 2, Barnum Road in Harvard, Massachusetts.  The 30-year term of the Lease Agreement commenced on November 20, 2007.  The base rent for the property is one dollar per year.  Pursuant to the Lease Agreement, the Registrant may extend the lease term for two ten-year periods at the original base rent.  The Registrant also has the option to purchase the property at any time during the initial 30-year term.  On or prior to November 20, 2012, the purchase price shall be $2.7 million.  After November 20, 2012, the purchase price will be the greater of $2.7 million and the appraised fair market value of the property.  The leased property will be used for the Registrant's 75 megawatt manufacturing facility (the "Devens Factory"), the construction of which began in September 2007.

Construction Grant Agreements

In connection with the execution of the Lease Agreement, that Registrant also entered into two grant agreements (the "Grant Agreements") providing for the grant of $20 million to fund the construction of the Devens Factory.  Subject to certain conditions precedent, each of the Landlord and the Massachusetts Technology Park Corporation has agreed to grant $10 million to the Registrant.  The funds granted to the Registrant are subject to repayment by the Registrant if, among other conditions, the Devens Factory does not create and maintain 350 new jobs in Massachusetts through November 20, 2014.  The repayment of the grants, if any, will be proportional to the targeted number of jobs that are not created.

The foregoing description of the Lease Agreement and the Grant Agreements are not complete and are qualified in their entirety by reference to the Lease Agreement and the Grant Agreements, copies of which will be filed by an amendment to this Form 8-K (or as an exhibit to a future periodic report of the Registrant).

 Item 9.01 Financial Statements and Exhibits

(d) Exhibits

     Not applicable.

 SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
Michael El-Hillow
Chief Financial Officer

Dated: November 27, 2007